Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 16, 2025

Viper Energy, Inc.

500 West Texas Ave., Suite 100

Midland, Texas 79701

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of New Cobra Pubco, Inc., a Delaware corporation (“New Viper”), including the joint information statement/proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Viper Energy, Inc., a Delaware corporation, Viper Energy Partners LLC, a Delaware limited liability company, New Viper, Cobra Merger Sub, Inc., a Delaware corporation, Scorpion Merger Sub, Inc., a Delaware corporation, Sitio Royalties Corp., a Delaware corporation and Sitio Royalties Operating Partnership, LP, a Delaware limited partnership. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Registration Statement.

We hereby confirm to you that the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Pubco Mergers” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the Pubco Mergers to U.S. holders of Viper Class A Common Stock and Sitio Class A Common Stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz